Exhibit 10.3

AMENDMENT NO. 4

TO

EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) amends the Employment Agreement between The Meet Group, Inc. (f/k/a MeetMe, Inc. and Quepasa Corporation), a Delaware corporation (the “Company”), and Geoff Cook (“Employee”) dated as of July 19, 2011, as amended on March 6, 2013, August 8, 2013 and November 11, 2016 (the “Agreement”). Employee agrees to this Amendment in exchange for other good and valuable consideration, including a lump sum cash payment of $7,500, the sufficiency of which is hereby acknowledged. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Agreement.

1.	Non-competition; Non-solicitation. Paragraph 8(b) of the Agreement is hereby deleted and replaced in its entirety with the following:

b. NON-COMPETITION/NON-SOLICITATION PERIOD. The provisions of Paragraphs 13 and 14 shall apply to Employee for eighteen (18) months following the date of termination. In the event Employee violates the provisions of Paragraphs 13 or 14 of this Agreement during the eighteen (18) month period following Employee’s date of termination and such violation is not cured within five (5) days after Employee receives written notice of such violation (a “Continued Violation”), the Company shall cease to pay Employee any compensation or benefits described in Paragraph 8(a) of this Agreement and Employee shall be required to repay, and shall promptly repay, the Company any consideration Employee previously received from the Company pursuant to Paragraph 8(a) of this Agreement. Paragraphs 13 and 14 of this Agreement shall no longer apply to Employee if the Company fails to pay the amounts required under the provisions of Paragraph 8(a) of this Agreement for an uninterrupted ten (10) day period and such failure is not cured with five (5) days after written notice of such failure is delivered to the Company (provided that, this sentence shall not apply if the Company’s nonpayment is due to a Continued Violation).

2.

Ratification of Agreement. Except as expressly set forth in this Amendment, the Agreement is hereby ratified in full and shall, as changed by this Amendment, remain in full force and in effect in accordance with its terms.

3.

Effective Date. This Amendment is effective as of the date immediately prior to the consummation of the transactions (the “Contemplated Transactions”) contemplated by that certain Agreement and Plan of Merger, dated as of March 5, 2020, by and among the Company and the parties named therein (the “Merger Agreement”), subject to the consummation of the Contemplated Transactions. If the Contemplated Transactions do not occur by December 5, 2020, this Amendment will be void and of no effect, unless the time for completion of the Contemplated Transactions is otherwise extended in accordance with Section 9.01(a) of the Merger Agreement.

4.

Execution and Delivery. This Amendment may be executed and delivered originally or electronically and in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THE MEET GROUP, INC.

/s/ Frederic Beckley
By:	Frederic Beckley
Title:	General Counsel & EVP Business Affairs

EMPLOYEE:

/s/ Geoff Cook
Geoff Cook

[Signature Page to Amendment No. 4 to Employment Agreement]